                                                                  EXHIBIT 10.1


                                WEST SHORE PLAZA

                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS



         Seller:             American Freeholds,
                             a Nevada general partnership


                                       and


         Buyer: Glimcher Properties Limited Partnership, a Delaware limited partnership


                                  June 30, 2003

                                WEST SHORE PLAZA

                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----
1.       PURCHASE OF THE PROPERTY.................................................................................3

2.       ESCROW AND CLOSING.......................................................................................4

3.       CONDITIONS AND INSPECTION...............................................................................13

4.       CONDITIONS TO CLOSING...................................................................................16

5.       ADDITIONAL OBLIGATIONS OF PARTIES.......................................................................17

6.       OPERATION OF PROPERTY...................................................................................18

7.       TITLE AND WARRANTIES....................................................................................19

8.       ASSIGNMENT..............................................................................................22

9.       BROKERAGE COMMISSIONS...................................................................................23

10.      NOTICES.................................................................................................23

11.      CONDEMNATION AND DESTRUCTION............................................................................24

12.      DEFINED TERMS...........................................................................................25

13.      MISCELLANEOUS...........................................................................................28

                                TABLE OF EXHIBITS
                                ------------------

Exhibit A - Real Property/Title Commitment
Exhibit B - REA
Exhibit C - Rent Schedule
Exhibit D - Personal Property
Exhibit E - Service Contracts and Third Party Contracts
Exhibit F - Special Warranty Deed
Exhibit G - Assignment and Assumption of REA
Exhibit H - Bill of Sale
Exhibit I - Assignment and Assumption of Leases
Exhibit J - Security Deposits
Exhibit K - Assignment and Assumption of Service Contracts
Exhibit L - Assignment of Intangible Assets
Exhibit M - REA Estoppel Letter
Exhibit N - Tenant Estoppel Letter
Exhibit O - Ground Lease Tenant Estoppel
Exhibit P - Seller Estoppel Letter
Exhibit Q - FIRPTA Certificate
Exhibit R - Permitted Exceptions
Exhibit S - Pending Leases
Exhibit T - Schedule of Reports and Studies
Exhibit U - Schedules of Regulatory Compliance
Exhibit V - Environmental Disclosure
Exhibit W - Pending Litigation

                                WEST SHORE PLAZA
                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS


         THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (the "Agreement") is made by and between AMERICAN FREEHOLDS, a Nevada general partnership ("Seller") and GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Buyer").

                                 Recital of Fact
                                 ---------------

I.       The Mall
         --------

         West Shore Plaza (the "Mall") is a fully-enclosed, two-level regional shopping center containing a total of approximately 1,056,506 square feet of improvements. The Mall is located on approximately 50 acres of land and is located in Tampa, Florida. A portion of the Mall and the real property on which it is located are owned by Burdines which operates a retail store commonly known as "Burdines", which owns a total of approximately 228,462 square feet of gross leasable area of the Mall and various parking lots on approximately two acres. A portion of the Mall is ground leased by Seller to the two retail stores (the "Ground Leases") commonly known as "Saks" and "Sears" (jointly, the "Ground Lessees" and individually, a "Ground Lessee"). Additionally Seller is also the owner of the remaining area commonly known as the Mall Stores and Cinema (as hereinafter defined -- the "Improvements") composed of approximately 356,995 square feet of gross leasable area and a parking lot area, which together with the Ground Lease areas is more particularly described on the Title Commitment attached hereto as Exhibit "A" and incorporated herein by reference (the "Real Property").

II.      Reciprocal Easement Agreement
         -----------------------------

         The Mall including the parking areas owned by Burdines and the Seller are governed by that certain Operating and Reciprocal Easement Agreement (the "REA") for the Mall dated as of June 9, 1972, as supplemented by letter-agreement dated June 9, 1972 and further supplemented by that certain Second Amendment to REA dated October 30, 2001; the REA as supplemented and amended being more specifically described on Exhibit "B" attached hereto and incorporated herein by reference.

III.     Management
         ----------

         The Mall is managed by General Growth Management, Inc. ("Manager") (pursuant to a Management Agreement which terminates concurrently with the conveyance of the Mall).

IV.      The Property
         -------------

         The property to be conveyed hereunder includes all of Seller's right, title and interest in:

         A.       The Real Property;

         B. All buildings and other improvements situated on the Real Property (the "Improvements") and all rights, titles and interests appurtenant thereto;

         C. The Ground Leases and all retail leases affecting the Real Property and Improvements (the "Leases"), which Leases are more particularly described on Exhibit "C" attached hereto and incorporated herein by reference (the "Rent Schedule");

         D. All equipment, furniture and fixtures and other personal property used in conjunction with the operation of the Real Property and Improvements (other than equipment, furniture and fixtures owned by Tenants under the Leases, the Ground Lessees, Burdines or the property manager General Growth Management, Inc.) including the items described on Exhibit "D" attached hereto and incorporated herein by reference (the "Personal Property"), subject to depletions, replacements or additions thereto in the ordinary course of business of the Real Property and Improvements and any lease interest therein;

         E. The third party contracts or agreements pertaining to the Real Property or Improvements, such as service or utility contracts, which are more particularly described on Exhibit "E" attached hereto and incorporated herein by reference (the "Service Contracts").

         F. All intangible personal property owned by Seller and used in the operation of the Real Property and the Improvements, including (i) warranties, guaranties, indemnities and claims, (ii) licenses, permits, or similar documents, (iii) telephone exchanges, trade names, marks and other identifying material, including without limitation all right, title and interest (if any) of Seller in and to the name "West Shore Plaza" and (iv) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions which are sometimes hereinafter referred to as the "Intangible Assets".

         G. All right, title and interest of Seller under the REA (Seller's "REA Interest").

         The Real Property, the Improvements, the Leases, the Personal Property, the Service Contracts, the Intangible Assets and Seller's REA Interest are hereinafter collectively referred to as the "Property".

V.       Escrow Holder and Title Company.
         -------------------------------

         (A) The Escrow Holder is Flagler Title Company, 1897 Palm Beach Lakes, Suite 122, West Palm Beach, FL 33409, Attn: Roger Gamblin.

         (B) Title Company shall be Chicago Title Insurance Company, and Flagler Title Company shall act as the issuing agent.

VI.      Effective Date.
         --------------

         The Effective Date of this Agreement (the "Effective Date") shall be the date the second of Buyer or Seller executes this Agreement and delivers the fully executed Agreement to the other party.

         Seller desires to sell the Property to Buyer and Buyer desires to purchase and acquire the Property from Seller upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, Seller and Buyer hereby agree as follows:

         1.   PURCHASE OF THE PROPERTY.
              ------------------------

         1.1 Purchase and Sale. Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller upon the terms and conditions hereinafter set forth.

         1.2      Purchase Price.

                   (a) The total purchase price for the Property ("Purchase Price") shall be One Hundred Fifty-three Million and no/100 Dollars ($153,000,000.00).

                   (b) Allocation of Purchase Price. The Purchase Price is allocated as follows:

                   Real Property and Improvements     $152,875,000
                   Personal Property                  $    125,000

                   TOTAL:                             $153,000,000.00

The Buyer and Seller agree (i) to jointly complete and separately file Form 8594 with its respective federal income tax return for the tax year in which the Close of Escrow (as hereinafter defined) occurs, and (ii) that no party will take a position on any return, information statement or writing relating to any tax, before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of such allocation, without the written consent of the other party which consent shall not be unreasonably withheld or delayed.

         1.3      Payment of Purchase Price.  The Purchase Price as set forth in
 Section 1.2 shall be paid as follows:

                   (a) Deposit.(i) On the Effective Date, Buyer shall deliver a deposit ("Deposit") to Escrow Holder in the sum of Three Million Dollars ($3,000,000).

                        (ii) The Deposit shall be applied to Buyer's obligations to pay the Purchase Price, provided that Seller shall return, or instruct Escrow Holder to return, the Deposit to Buyer within three days of demand by Buyer:

                                (A) when return of the Deposit is called for by
                        the terms of this Agreement,

                                (B) if the sale is not closed because of breach
                        of this Agreement by Seller, or

                                (C) if Seller is unable to perform for any
                        reason other than default of Buyer;

                        (iii) Escrow Holder shall place any cash Deposit in an interest-bearing account permitting immediate withdrawal without a penalty. Interest earned on the Deposit shall be paid to Buyer at the time the Deposit is either returned to Buyer or applied to the Purchase Price at closing, as the case may be.

         IF BUYER DEFAULTS FOR ANY REASON WHATSOEVER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, AND SELLER IS NOT IN DEFAULT, SELLER SHALL HAVE THE RIGHT TO RETAIN THE DEPOSIT PLUS ANY INTEREST EARNED THEREON AS SELLER'S DAMAGES FOR BUYER'S DEFAULT. BUYER AND SELLER AGREE THAT THEY HAVE MADE GOOD FAITH REASONABLE EFFORTS TO DETERMINE WHAT SELLER'S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY BUYER. SELLER AND BUYER HAVE BEEN UNABLE TO ARRIVE AT ANY MEANINGFUL FORMULA OR MEASURE OF DAMAGES FOR BUYER'S DEFAULT AND HAVE THEREFORE AGREED THAT SUCH DAMAGES WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE IN THE EVENT OF BUYER'S DEFAULT. THE DEPOSIT SHALL BE LIQUIDATED DAMAGES AND SHALL BE SELLER'S SOLE RIGHT TO DAMAGES AND SELLER WAIVES ALL RIGHT TO SPECIFIC PERFORMANCE.

         BY INITIALING OR SIGNING WHERE INDICATED BELOW, THE PARTIES SPECIFICALLY APPROVE THIS LIQUIDATED DAMAGES PROVISION.

SELLER:  ____________________                      BUYER:  ____________________

                (b) The balance of the Purchase Price shall be deposited together with Buyer's portion of the closing costs and reimbursements required hereunder, in immediately available funds to a bank account designated by Escrow Holder on or before the Close of Escrow and shall be paid toward the Purchase Price (and such other sums) at the Close of Escrow.

         2.   ESCROW AND CLOSING.
              ------------------

                2.1 Escrow. The closing of the purchase and sale contemplated by this Agreement shall take place at the offices of the Escrow Holder through an escrow (the "Escrow") with Escrow Holder.

                2.2 Closing. The closing of the Escrow (the "Closing" or the "Close of Escrow") shall occur on August 28, 2003 (the "Closing Date").

                2.3 The Close of Escrow shall be in accordance with the following terms, conditions and restrictions:

                        (a) Escrow Authorization and Commitment of Parties. A fully-executed copy of this Agreement shall be deposited with Escrow Holder as escrow instructions within ten (10) days of the date hereof. Amended and/or additional instructions ("Additional Escrow Instructions") not inconsistent with the terms and conditions of this Agreement may be received into Escrow from Buyer and Seller. Escrow Holder is hereby authorized and instructed to deliver the documents and moneys to be deposited into Escrow as hereinafter provided, with the terms and conditions contained herein to apply to the Escrow. Seller and Buyer shall, prior to Close of Escrow, execute any and all documents and perform any and all acts reasonably necessary or appropriate to close the purchase and sale of the Property pursuant to the terms of this Agreement.

                        (b) Documents to be Deposited with Escrow Holder by Seller. On or before the Close of Escrow, Seller shall deposit into Escrow for delivery to Buyer upon the close hereof:

                                (i)     An executed special warranty deed (the
"Deed") in the form attached hereto as Exhibit "F" conveying the Real Property and Improvements to Buyer;

                                (ii)    Four (4) executed counterparts of the
instrument of assignment (the "Assignment and Assumption of REA") in the form attached hereto as Exhibit "G";

                                (iii)   Four (4) executed counterparts of the
bill of sale (the "Bill of Sale") in the form attached hereto as Exhibit "H" conveying the Personal Property to Buyer;

                                (iv)    Four (4) executed counterparts of the
instrument of assignment and assumption in the forms attached hereto as Exhibit "I" (the "Assignment and Assumption of Leases") assigning to Buyer Seller's right, title and interest in and to:

                                        (1) Any Lease with respect to any
tenancy in the Property in force as of the Close of Escrow, and any personal guaranty or guaranties of any such Lease.

                                        (2) The security deposits or cleaning
deposit, key deposit, advance rentals, or similar items paid to or for the benefit of Seller by any tenant of the Property as are more particularly described on Exhibit "J" attached hereto (the "Security Deposits").

                                (v)     Four (4) executed counterparts of the
assignment covering all Service Contracts (the "Assignment and Assumption of Service Contracts") in the form attached hereto as Exhibit "K";

                                (vi)    Four (4) executed counterparts of the
assignment or assignments assigning to Buyer the Intangible Assets, if any, in the form attached hereto as Exhibit "L";

                                (vii)   An estoppel certificate executed by
Burdines in form and content as required by the REA, or if not so required, substantially in the form annexed hereto as Exhibit "M", or setting forth substantially all of the material information set forth in Exhibit "M", and reflecting no material default by the Seller under the REA, but any alleged default arising by reason of the presence of asbestos-containing material shall not be considered a material default for purposes of this section.

                                (viii)  An estoppel certificate, in form and
content as required under the respective leases, or if not so required, substantially as set forth in Exhibit "N" for each space tenant including J.C. Penney and Exhibit "O" for each Ground Lessee dated within sixty (60) days of the date of the Close of Escrow executed by such tenant. Obtaining of such estoppel certificates from J.C. Penney, and Saks, and from tenants who occupy at least 80% of the leased portion of the Mall on a square footage basis shall be a condition to closing (excluding, however, short term kiosk license agreement or other short term specialty leases or licenses with a term of one (1) year or less). Seller shall use good faith efforts to obtain such estoppel certificates. Execution by Seller and delivery of a Seller's estoppel in the form of Exhibit "P" attached hereto with respect to space for which estoppel certificates were not received from tenants shall be a condition to closing. Any Tenant Estoppel Certificate received by Buyer within ninety (90) days after the Close of Escrow shall permit Seller to remove its certification with respect to the Tenant for which the Tenant Estoppel Certificate is received to the extent that such Tenant Estoppel Certificate confirms the information set forth in Seller's certification.

                                (ix)    A FIRPTA Certificate, in the form
attached hereto as Exhibit "Q", duly executed and acknowledged.

                                (x)     Closing Statements duly executed by
Seller.

                                (xi)    An updated, revised litigation schedule.

                                (xii)   Evidence of the authority of Seller to
execute, and perform under the terms of, this Agreement.

                                (xiii)  All additional documents, instruments,
amendments or supplements as in the reasonable opinion of Buyer's and Seller's counsels and their respective representatives are necessary for the proper consummation of the sale contemplated by this Agreement.

The original Leases, or copies, if originals are unavailable, of all Licenses and Permits, the plans and specifications for the Improvements, to the extent available, and all keys and entrance cards in Seller's possession to all locks on the Property, tagged for identification, shall remain at the Property in the offices of the Property staff.

                        (c) Documents and Sums to be Deposited with Escrow
                Holder by Buyer. On or before the Close of Escrow, Buyer shall deposit the following into Escrow.

                                (i)     the sums as provided in Section 1.3;

                                (ii)    Four (4) executed counterparts of the
Assignment and Assumption of REA.

                                (iii)   Four (4) executed counterparts of the
Assignment and Assumption of Leases.

                                (iv)    Four (4) executed counterparts of the
Assignment and Assumption of Services Contracts.

                                (v)     Evidence of the authority of Buyer to
execute and perform this Agreement.

                                (vi)    A Closing Statement duly executed by
Buyer.

                                (vii)   All additional documents, instruments,
amendments or supplements as in the reasonable opinion of Seller's and Buyer's counsel and their respective representatives are necessary for the proper consummation of the purchase contemplated by this Agreement.

                        (d) Title Insurance. It shall be a condition to closing that the Title Company shall furnish to Buyer an American Land Title Association owners policy of title insurance (ALTA Form B - 1992) (together with reinsurance and direct access agreements reasonably acceptable to Buyer) in the amount of the Purchase Price from the Title Company, through the Escrow Holder as agent, insuring fee title to the Property vested in Buyer as of the Close of Escrow, subject only to the permitted exceptions listed on Exhibit "R" attached hereto and incorporated herein by reference (the "Permitted Exceptions") and the standard printed exceptions and other common exceptions generally included in Schedule B of Title Binders endorsed as provided in the following paragraph. The cost of the owners policy of title insurance including the fee payable to the insuring agent and any endorsements to the Title Insurance Policy requested by Buyer shall be at Buyer's sole expense.

                  Attached hereto as Exhibit "A" is the Title Commitment issued by the Title Company showing the state of title of the Property. Buyer shall have no obligation to accept or approve any exceptions on the Title Commitment except to the extent mentioned above. If after Buyer's approval of the Title Commitment any additional items except the Permitted Exceptions are shown in the policy of title insurance (the "Title Policy") to be provided to Buyer hereunder and Seller fails to remove or insure the same prior to the Close of Escrow, Buyer shall have the right to either (x) complete the purchase hereunder and accept the effect of the additional items; or (y) terminate the Escrow as Buyer's sole and exclusive remedy prior to the Close of Escrow and the Deposit and all interest earned thereon shall be returned to Buyer in full. Seller shall remove or insure over any monetary liens which show as an exception to the Title Commitment and not approved above. Seller shall execute and deliver such affidavits as may reasonably be required by the Title Company, including an affidavit to enable the Title Company to limit any exception in policies for "rights of Tenants or rights of parties in possession" to the "occupancy rights of Tenants as Tenants only under the space leases" listed in the current schedule to be delivered by Seller to Buyer at the Close of Escrow as provided herein. At least three (3) business days prior to the date of the Close of Escrow, the Title Company shall furnish Buyer with a pro forma of each Title Policy (including all of the co-insurance, reinsurance and direct access agreements which constitute part thereof) substantially as the Title Company is prepared (subject to events occurring after the date and time of such pro forma and prior to Close of Escrow) to bind itself to issue as the Title Policy.

                        (e) Duties of Escrow Holder. On the Close of Escrow, Escrow Holder shall (1) cause the Deed and the Assignment and Assumption of REA, to be recorded in the Office of the County Recorder of Hillsborough County, Florida, (2) deliver to Seller the cash proceeds of the purchase and sale, (3) deliver to Buyer the Title Policy, and (4) forward to Buyer and Seller, in duplicate, an accounting of all funds received and disbursed and copies of all executed and recorded or filed documents deposited into Escrow, with such recording and filing dated endorsed thereon.

                        (f) Prorations - General. All rentals, revenues and other income of the Property, if any, and all utilities, real estate taxes, maintenance charges and other regular operating expenses of the Property, if any, shall be paid or shall be prorated between Seller and the Buyer in accordance with the provisions set forth in Sections 2.3(h) through (q) inclusive. For purposes of the prorations and adjustments to be made, the Buyer shall be deemed to own the Property and therefore shall be entitled to any revenues and responsible for any expenses for the entire day upon which the Closing occurs. Any apportionments and prorations which are not expressly provided for below shall be made in accordance with the customary practice in the metropolitan Tampa, Florida area. Seller and Buyer shall cause their accountants to prepare the schedules of adjustments (the "Closing Statement") prior to the Proration Date. Any net adjustment in favor of the Buyer shall be paid in the form of a credit to the Purchase Price. Any net adjustment in favor of the Seller shall be paid in cash or cash equivalent by Buyer to Seller at Closing. A copy of the Closing Statement agreed upon by Seller and Buyer shall be executed by both Seller and Buyer and delivered to the Title Company at the Closing. All Rentals received by Seller after the Proration Date shall be immediately paid to Buyer. The parties shall make an interim closing adjustment (the "Interim Closing Adjustment") as of the Closing Date, and a final closing adjustment (the "Final Closing Adjustment") on May1, 2004. The Interim Closing Adjustment and the Final Closing Adjustment are jointly referred to as the "Closing Adjustments".

                        (g) Prorations - Rentals. Rentals shall be prorated upon the Closing in accordance with the following provisions.

                                (i)     Minimum Rent. Subject to Subsection
2.3(g)(iv) below with respect to Delinquent Rentals, Minimum Rent shall be prorated between Seller and Buyer as of the Proration Date on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Minimum Rent which accrues up to and including the Proration Date and Buyer shall be entitled to all Minimum Rent which accrues after the Proration Date.

                                (ii)    Additional Rental. Subject to Subsection
2.3(k)(iv) below with respect to Delinquent Rentals, and Section 2.3(o) with respect to the Closing Adjustments, estimated monthly or quarterly payments made by Tenants of the Property, or parties to the REA, in advance based upon projected Additional Rentals shall be prorated between Seller and Buyer as of the Proration Date on an accrual basis based on the actual number of days in the month during which the Closing occurs. Seller shall be entitled to all Additional Rent which accrues up to and including the Proration Date and Buyer shall be entitled to all Additional Rent which accrues after the Proration Date.

                                (iii)   Percentage Rent. Percentage Rent (if
any) payable by a Tenant under each Lease shall be separately prorated as of the Proration Date between Seller and Buyer in the manner provided in this Subsection 2.3(g)(iii). Such proration shall be made on a Lease-by-Lease basis and shall be based upon the fiscal year set forth in each Lease for the determination of Percentage Rent. The actual fiscal year for Percentage Rent during which the Closing occurs is hereinafter referred to as the "Applicable Percentage Rent Fiscal Year". To the extent a Tenant makes monthly or quarterly interim payments on account of Percentage Rent, the Seller shall initially retain all such interim payments of Percentage Rent received by the Seller up to and including the Proration Date until a Closing Adjustment occurs and Buyer shall initially retain all such interim payments of Percentage Rent received by Buyer after the Proration Date until a Closing Adjustment occurs. At each Closing Adjustment, the Seller and Buyer shall prorate the total annual Percentage Rent due from a Tenant for such Tenant's Applicable Percentage Rent Fiscal Year as follows: (a) Seller shall be entitled to the portion of the Percentage Rent payable by each Tenant equal to the product obtained by multiplying the total annual Percentage Rent paid by each such Tenant by a fraction, the numerator of which is the number of days in the Applicable Percentage Rent Fiscal Year up to and including the Proration Date and the denominator of which is the number of days in the Applicable Percentage Rent Fiscal Year; and (b) the Buyer shall be entitled to the portion of the Percentage Rent payable by each Tenant equal to the product obtained by multiplying the total annual Percentage Rent paid by each such Tenant by a fraction, the numerator of which is the number of days in the Applicable Percentage Rent Fiscal Year after the Proration Date and the denominator of which is the number of days in the Applicable Percentage Rent Fiscal Year.

                                (iv)    Delinquent Rental. As used herein,
"Delinquent Rentals" means Rentals which are due and payable by a Tenant on or prior to the Proration Date but which have not been paid by the Proration Date. Delinquent Rentals shall be prorated between Seller and Buyer as of the Proration Date, but not until they are actually collected by Buyer. Buyer shall have the right after the Closing to collect Delinquent Rentals relating to the period prior to the Proration Date, but shall not be obligated to do so. Upon the Final Closing Adjustment, any Delinquent Rentals which have not as yet been paid shall be assigned to Seller. After the Closing and continuing through and after the Final Closing Adjustment, without the express written consent of Buyer, the Seller shall not take, nor cause Buyer to take, any action against a tenant owing Delinquent Rentals which would affect such Tenant's right to occupy its leased premises. Rentals collected by Buyer after the Closing, shall be applied in the following order of priority: (a) first, to the tenant's current rental obligation accruing after Closing; and (b) secondly, against the Tenant's Rental obligations in the chronological order in which they accrue. All Delinquent Rentals received by Buyer or any of its affiliates after the Proration Date shall be immediately applied in accordance with the above and any amount owing to Seller shall be immediately paid upon application; however, in no event later than thirty (30) days after collection.

                                (A) Seller shall have the right to commence
                        litigation against the Tenants owing Delinquent Rents (the "Delinquent Tenants") to collect the Delinquent Rentals, which pursuant to the above, the Seller is entitled to as and when collected. Seller may proceed with counsel of its own choosing, and at its own expense, to collect any such Delinquent Rentals due by the Delinquent Tenants which are allocable to Seller, provided that Seller shall not seek (i) termination of any Lease; (ii) eviction of any Delinquent Tenant; nor
                        (iii) to levy against the Delinquent Tenant's interests in the Lease, all without the prior written consent of Buyer.

                                (B) If Delinquent Tenant owes Delinquent Rental
                        which is properly allocable to both Seller and Buyer, Seller and Buyer shall cooperate in collecting such Delinquent Rental. If Seller desires to commence litigation as to Delinquent Rentals properly allocable to it, but Buyer does not so desire to commence litigation, then Seller may commence litigation as set forth in (A) above. If both parties desire to commence litigation, Buyer shall institute such litigation on its behalf and Seller's share of any recovery of the Delinquent Rentals from such litigation, after the payment of all expenses in connection therewith, shall be apportioned between Buyer and Seller in accordance with this Subsection 2.3(k)(iv).

                (h) Proration - Taxes and Assessments. All non-delinquent real estate and personal property taxes on the Property shall be prorated between the Seller and Buyer on an accrual basis, based upon the actual current tax bill for the tax year in which the Closing occurs. If the most recent tax bill received by Seller as of the Proration Date is not the actual current tax bill, then the Seller and Buyer shall re-prorate the real estate and personal property taxes at the Final Closing Adjustment if the actual current tax bill is then available. All amounts payable for real estate and personal property taxes accruing up to and including the Proration Date shall be the obligation of the Seller and all amounts payable for real estate and personal property taxes accruing after the Proration Date shall be the obligation of Buyer. If, after the Proration Date, any additional or supplemental real estate and personal property taxes are assessed against the Property by reason of back assessments, corrections to previous tax bills or other events occurring up to and including the Proration Date, the Seller and Buyer shall re-prorate the real estate and personal property taxes at the Final Closing Adjustment to provide the appropriate credit. Any delinquent real estate and personal property taxes on the Property shall be paid by Seller at the Closing.

                (i) Proration - Operating Expenses, and Interest and Insurance Premiums. All costs, expenses, charges and fees for sewer, water, electricity, heat and air-conditioning service and other utilities, common area maintenance charges, insurance premiums, rental and privilege taxes, periodic charges payable under Service Contracts which are assigned to Buyer, periodic fees payable under transferable Licenses and Permits for the operation (as opposed to the construction) of the Property, periodic charges under the REA, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated between Seller and Buyer on an accrual basis, based on the actual number of days in the month during which the Closing occurs. The Seller shall be responsible for all such expenses that are attributable to the period up to and including the Proration Date and Buyer shall be responsible for all such expenses which are attributable to the period after the Proration Date. To the extent commercially reasonably and practicable, Seller shall obtain billings and meter readings as of the day up to and including the Proration Date to aid in such prorations. If billings or meter readings as of the day up to and including the Proration Date are obtained, adjustments of any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.

                (j) Proration - Security Deposits and Other Tenant Credits. At the Closing, Buyer shall be credited with and the Seller shall be charged with an amount equal to the sum of (i) the Security Deposits (and any interest due to Tenants thereon, if any) being held by

Seller or any other person under the Leases as designated on the Rent Schedule, plus (ii) the amount of any other credits due Tenants. Upon the Closing, the Seller shall be entitled to retain the Security Deposits or other such credits due Tenants, for which Buyer has been credited and Seller has been charged pursuant to this Subsection 2.3(n).

                (k) Adjustment Dates. As of the Closing Date, Seller and Buyer shall make an interim adjustment (the "Interim Closing Adjustment") and no later than May 1, 2004, Seller and Buyer shall make a final adjustment (the "Final Closing Adjustment") to the prorations, each pursuant to this Subsection 2.3(o). The Interim Closing Adjustment and the Final Closing Adjustment shall be made as set forth below in this Subsection 2.3(o).

                        (i) General. Payment of Delinquent Rentals collected by Buyer after the Proration Date which have not been adjusted at the Interim Closing Adjustment and which are attributable to the period up to and including the Proration Date, shall be made by Buyer to Seller when and as collected and as soon as practicable following receipt. All other adjustments or prorations which could not be determined at the Closing or the Interim Closing Adjustment due to the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Additional Rentals, the unavailability of final sales figures or amounts for Percentage Rent or for any other reason shall be made at the Final Closing Adjustment. Any net adjustment determined at each respective Adjustment Date in favor of Buyer shall be paid in cash or cash equivalent by the Seller to Buyer no later than twenty (20) days after the respective Adjustment Date. Any net adjustment in favor of the Seller shall be paid in cash or cash equivalent by Buyer to the Seller no later than twenty (20) days after the respective Adjustment Date.

                        (ii) Additional Rental Adjustment. The actual amount of Additional Rentals paid by each Tenant of the Property for the annual period in which the Proration Date occurs (as distinguished from the estimated amounts prorated as of the Proration Date pursuant to Subsection 2.3(g)(ii) above) shall be separately prorated between the Seller and Buyer as of the Proration Date based on the actual number of days in the annual period during which the Proration Date occurs. Buyer shall pay to Seller an amount (if any) equal to the excess of (1) the product obtained by multiplying (A) the total amount of Additional Rentals paid by the Tenant to Seller and the Buyer for the annual period during which the Proration Date occurs, by (B) a fraction, the numerator of which is the number of days in the annual period up to and including the Proration Date and the denominator of which is the total number of days in the annual period over (2) the sum of (X) the total amount of the monthly or quarterly payments of estimated Additional Rentals actually collected by Seller from the Tenant for the months or quarters preceding the month or quarter during which the Proration Date occurs, (Y) a pro-rated portion of the monthly or quarterly estimated Additional Rentals paid by the Tenant for the month or quarter during which the Proration Date occurs (i.e., the amount of the adjustment pursuant to Section 2.3(g)(ii) above) and (Z) the entire amount of the monthly or quarterly estimated Additional Rentals which constitutes Delinquent Rentals and which is collected by the Buyer from the Tenant after the Proration Date and paid over to Seller by the Buyer pursuant to Subsection 2.3(g)(iv) above. If, for any Tenant, the Additional Rent received by Seller, up to and including the Proration Date, exceeds the product obtained above, the Seller shall pay the excess to Buyer. If the total sum of all advance payments of projected Additional Rentals exceeds the Additional Rentals actually due from the Tenant for the annual period in which the Proration Date occurs, Buyer shall remit or credit the Tenant with such excess.

                        (iii) Percentage Rent Adjustment. To the extent the sum of all interim payments on account of Percentage Rent collected by the Seller from each Tenant for the Applicable Percentage Rent Fiscal Year exceeds the amount of Percentage Rent to which Seller is entitled with respect to such Tenant pursuant to Subsection 2.3(k)(iii), the Seller shall pay such excess to Buyer. To the extent the sum of all interim payments on the account of Percentage Rent collected by Buyer from each Tenant for the Applicable Percentage Rent Fiscal Year exceeds the amount of Percentage Rent to which Buyer is entitled with respect to such Tenant, then Buyer shall pay such excess to the Seller. Any such adjustment of interim payments received and actual Percentage Rent payable shall be made on a Lease-by-Lease basis (as opposed to aggregating all interim payments received by the Seller from all Tenants and offsetting the same against the entire amount of Percentage Rent payable by all Tenants). If the total sum of the interim payments on account of Percentage Rent collected by the Seller plus the interim payments on account of Percentage Rent collected by Buyer exceeds the Percentage Rent actually due from the Tenant, Buyer shall remit or credit Tenant with such excess and the Seller and Buyer shall make any necessary adjustment between them in accordance with the preceding provisions of this Subsection 2.3(k)(iii).

                        (iv) No Further Adjustments. On the Final Adjustment Date, final prorations shall be made and, to the extent necessary, Buyer and Seller shall estimate items for which final sums are not available. Except for:
(a) additional or supplemental real estate taxes, real estate tax credits or rebates, or other adjustments to real estate taxes due to back assessments, corrections to previous tax bills or real estate tax appeals or contests, and
(b) any Additional Rentals or any Percentage Rent which may be contested by Tenants or cannot be computed by the Final Adjustment Date, the Final Closing Adjustment shall be conclusive and binding upon the Seller and Buyer.

                (l) Leasing Commissions and Tenant Improvements. Any and all leasing commissions and tenant improvements with respect to Leases in existence on the date hereof including the Pending Leases as set forth as set forth on Exhibit "S" shall be paid in full and discharged by Seller. Any and all leasing commissions and tenant improvements with respect to Leases executed after the date hereof which have been approved by Buyer in accordance with this Agreement shall be paid in full and discharged by Buyer. Any and all leasing commissions and tenant improvements with respect to Leases executed after the date hereof which have been not been approved by Buyer in accordance with this Agreement shall be paid in full and discharged by Seller.

                (m) Payment of Expenses. Except as otherwise specifically provided in this Agreement, Seller and Buyer shall each pay all of their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all related accounting, legal and appraisal fees.

                (n) Continuing Effect. Notwithstanding any provisions of this Agreement to the contrary, the agreements made by Seller and Buyer pursuant to Subsections 2.3(j) through (m) (inclusive) shall survive the Closing.

                (o) Recordation; Escrow Fees. The cost of the municipal transfer taxes, if any, and state and county transfer taxes required to be affixed to the deeds required herein, and recording fees shall be paid by Seller. Escrow fees of Escrow Holder shall be divided and paid equally by Buyer and Seller.

                (p) Keys and Leases. On or immediately after the Closing, Seller shall transfer to Buyer possession of the following, which shall be deemed delivered if the same are located at the Property:

                        (i) Originals of the Leases and Service Contracts to the extent in Seller's possession and copies of the tenant correspondence files;

                        (ii) A set of keys (including access cards, security codes and passwords, if any) to the Property and all of the Personal Property;

                        (iii) Originals of the Seller Estoppel Certificates and the Tenant Estoppel Certificates and all of the original leases under Seller's possession or control; and

                        (iv) The physical items referenced in Recital I(F) above and the materials referenced in Exhibits O, P, R and U herein, as such indexes are updated to Closing and as such materials which are not otherwise delivered to Buyer.

                2.4 Escrow Holder Authorized to Complete. If necessary, Escrow Holder is hereby authorized to insert the date of the Close of Escrow as the execution date of the deeds and is further authorized to insert the date of the Close of Escrow and to fill in blank spaces in any and all documents and instructions delivered to it so long as it is done in conformance with this Agreement. Escrow Holder shall provide Seller and Buyer with an insured closing services letter prior to the Approval Date.

        3.      CONDITIONS AND INSPECTION.

                3.1 Conditions to Buyer's Obligations. Buyer shall have until 5:00 p.m. (Eastern Standard Time) August 5, 2003 (the "Approval Date") to review and approve the "due diligence" matters set forth in Subsection 3.1(a),
(b), (c) and (d). If any of the Property or the "due diligence" matters are not approved by Buyer by the Approval Date, then Buyer may elect to terminate this Agreement and receive the return of the Deposit and all interest earned thereon. Buyer's election to terminate this Agreement pursuant to this Section 3.1 shall be effective if, on or before the Approval Date, Buyer has delivered to Seller and Escrow Holder Buyer's notice of termination. Upon receipt by Escrow Holder of Buyer's notice of termination pursuant to Section 3.1, Escrow Holder shall immediately return the Deposit and all interest earned thereon to Buyer and this Agreement shall be deemed terminated. If Buyer fails to notify Seller and Escrow Holder of its election to terminate this Agreement in accordance with this
Section 3.1, then this Agreement shall remain in full force and effect. Buyer's election not to terminate this Agreement, or Buyer's waiver of its right to terminate this Agreement, shall conclusively be deemed to be an acknowledgement and agreement by Buyer that Buyer has reviewed and accepted the physical and environmental conditions and all other aspects of the Property, and has had an opportunity to analyze and investigate the Property, including without limitation all leases, service agreements, and operations reports, and has completed all of its due diligence to its satisfaction.

                (a) Seller (i) has made available to Buyer all plans and specifications for the Property in Seller's possession or under Seller's control, together with all soils, geological and environmental reports and governmental reports in Seller's possession or under Seller's control in connection with the construction of improvements on the Property, and (ii) permitted Buyer to examine the conditions of the Property, including but not limited to its soils and any environmental, structural, electrical, mechanical, roof, HVAC and other elements relating to the Real Property and the Improvements. Buyer shall provide Seller with copies of all reports prepared by parties other than Buyer in connection with Buyer's examination of the Property. Buyer shall give Seller, or Seller's manager or agent, designated by Seller for this purpose, at least twenty-four (24) hours' notice in advance of any intended inspection or entry and shall not unreasonably disturb tenants. Buyer shall comply with all laws and governmental regulations applicable to such inspection or entry. Buyer shall indemnify, defend with counsel reasonably acceptable to Seller, and hold Seller, its directors, officers, employees, agents, representatives, attorneys and consultants harmless from and against any and all losses, costs, damages, liabilities and expenses (including reasonable attorneys' fees and costs of suit), arising out of acts or activities of Buyer or Buyer's agents or consultants on or about the Property; provided Buyer shall only be responsible for actual, out-of-pocket losses, costs, damages, liabilities and expenses. Buyer shall not remove flooring, make excavations or test borings, disturb any plants, trees or shrubs, or engage in any other activities destructive of the Property without Seller's consent, which consent shall not be unreasonably withheld or delayed. Any damage to the Property made by Buyer or any persons acting for or on behalf of Buyer shall be repaired promptly, replacing or restoring any vegetation that is damaged and generally putting the Property and all points of entry by the inspectors in the same condition as before the inspection or entry.

                (b) Buyer has been provided copies of all Leases and amendments thereto relating to any portion of the Property, any subleases in Seller's possession, and any pending leases.

                (c) After acceptance of this Agreement, Buyer (or its authorized employees and agents) shall have the right to examine all of Seller's books and records pertaining to the Property including without limitation the following documents:

                                (i)     Copies of all certificates of occupancy,
licenses, permits, authorizations, and approvals required by law and issued by all governmental authorities having jurisdiction and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions);

                                (ii)    Copies of all certificates of existing
insurance policies in force affecting the Property or any portion thereof and a synopsis of the existing policies (Buyer shall have the right to review the existing policies at Seller's office);

                                (iii)   The original of each bill for current
real estate and personal property taxes and for the two most recent prior years, a current statement of assessed valuation, water charges and other utilities, together with proof of payment thereof;

                                (iv)    All records and files relating to the
Property including those records and files relating to the ownership, management, operation and maintenance of the Property;

                                (v)     The current operating budget for the
Property with applicable documentary support and operating statements for the years 2001, 2002 and year-to-date 2003;

                                (vi)    The financial records of tenant sales
and tenant sales reports for 2000, 2001, 2002 and year to date 2003; and

                                (vii)   Tenant expense recapture calculation
worksheets and resulting billing for 2001, 2002 and projected 2003.

                        (d) Seller has provided Buyer with an ALTA survey (the "Survey") prepared by Heidt & Associates, Inc. dated April 7, 2003. Buyer shall approve or disapprove the Survey on or before the Approval Date. Buyer may obtain on or before the Approval Date, 2003 at Buyer's expense an update of the Survey of the Property for the purpose of issuing extended coverage (ALTA) title insurance, which update of Survey Buyer shall have the right to disapprove if it reflects any material change from the Survey.

                        (e) Seller shall perform, observe and comply with all the covenants, agreements, and conditions required by this Agreement to be performed, and observed, and complied with by, prior to or as of Close of
Escrow. (f) .........The Title Company shall issue the policy of title insurance through the Title Underwriters required pursuant to Subsection 2.3(f) as of Close of Escrow.

                        (g) As of the Close of Escrow, Seller shall not have made a general assignment for the benefit of creditors, nor have admitted in writing its inability to pay its debts as they become due, nor have filed a petition in bankruptcy or been adjudicated a bankrupt or insolvent or have filed a petition seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future statute, law or regulation, nor have filed any answer admitting or failing to reasonably contest the material allegations of a petition filed against it in any such proceeding or seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Seller for any material part of Seller's property.

                3.2 Conditions to Seller's Obligations. Seller's obligations to close Escrow and complete the transaction contemplated herein is subject to Buyer's performance, observance and compliance with all the material covenants, agreements, and conditions required by this Agreement to be performed, and observed, and complied with by, prior to or as of Close of Escrow.

                3.3 Upon termination of this Agreement pursuant to Section 3.1 hereof and as a condition to receiving the Deposit, Buyer shall return any and all documents, studies and other items received from Seller in Buyer's possession, under control of, or reasonably available without additional cost to, Buyer and Seller shall thereafter maintain the confidentiality of all such information relating to the Property and Seller as provided in Section 14.12 hereof.

        4.      CONDITIONS TO CLOSING.
                ----------------------

                4.1 Conditions to Closing. In addition to the conditions set forth in Section 3.1 above, the Closing and Buyer's obligation to pay the Purchase Price and complete the transaction contemplated by this Agreement are subject to satisfaction of the following conditions, no later than the respective dates specified below in this Section 4.1, and the obligations of the parties with respect to such conditions are as follows:

                        (a) Moratorium. At the Closing Date, there shall be no statute, law, judicial or administrative decision, proceeding, ordinance or regulation pending, or proposed and known to Seller, to be imposed by the Authorities or any public or private utility having jurisdiction over the Property which would prevent the operation or use of the Property in the manner it is currently operated or used.

                        (b) Representations, Warranties and Covenants of Seller. Seller shall have materially performed each and every agreement to be performed by Seller hereunder and Buyer shall have approved, pursuant to the Seller's Certificate (hereinafter defined), any material changes in the truth and accuracy of Seller's warranties and representations.

                        (c) Seller's Deliveries. On or before the Closing Date, Seller shall have delivered or caused to be delivered the items described herein to be delivered by Seller.

                        (d) Title and Title Insurance. At the Closing Date, the Title Company shall have issued or shall have unconditionally committed to issue the Title Policy to Buyer as provided herein.

                        (e) Hart-Scott-Rodino Antitrust Improvements Act of 1976. On the Closing Date, the transaction shall be in compliance with that law commonly known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable.

                4.2 Conditions Precedent to Seller's Obligations. The Closing and Seller's obligation to convey the Property to Buyer and consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions, no later than the respective dates specified below in this Section 4.2, and the obligations of the parties with respect to such conditions are as follows:

                        (a) Buyer's Deliveries. On or before the Closing Date, Buyer shall have delivered the items described herein to be delivered by Buyer.

                        (b) Purchase Price. On or before the Closing Date, Buyer shall have deposited into Escrow, for disbursement as provided herein, the Purchase Price in accordance with Section 1.3(a) of this Agreement.

                        (c) Representations, Warranties and Covenants of Buyer. Buyer shall have materially performed each and every agreement to be performed by Buyer hereunder and each and every one of Buyer's representations, warranties and covenants set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

                        (d) Hart-Scott-Rodino Antitrust Improvements Act of 1976. On the Closing Date, the transaction shall be in compliance with that law commonly known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable.

                4.3 Extension. If any of the conditions precedent to Closing set forth in Article 3 and Article 4 are not materially satisfied or deemed satisfied or waived pursuant to the terms of this Agreement on or before the Closing Date, then Seller may at its election extend the Closing Date from time to time, upon notice to Buyer, for up to a total period of thirty (30) days to permit the unsatisfied condition to be satisfied. If Seller elects not to extend the Closing Date, or if the unsatisfied condition is not satisfied by any such extended date, then (i) Buyer, if the unsatisfied condition is a condition to Buyer's obligations hereunder, or (ii) Seller, if the unsatisfied condition is a condition to Seller's obligations hereunder, may either (x) waive such condition and proceed to Closing, or (y) terminate this Agreement, in which latter event the Deposit shall be returned to Buyer, and each party shall be relieved of further liability or obligation under this Agreement, except for express provisions of this Agreement that survive termination. If Buyer elects to proceed to Closing notwithstanding an unsatisfied condition, then upon Closing such unsatisfied condition(s) shall be deemed irrevocably waived by Buyer, including any claim Buyer might have had against Seller following Closing related to such unsatisfied condition. An election by Buyer or Seller to terminate this Agreement because of the non-satisfaction of a condition precedent hereunder shall not release the party whose acts or omissions were in breach of this Agreement and caused such condition not to be satisfied from liability, if any, arising under this Agreement. Notwithstanding the foregoing, a condition precedent shall be deemed waived by Buyer if the non-satisfaction of such condition arises directly or indirectly out of an act or omission of Buyer, or an act of Buyer in breach of this Agreement.

        5.      ADDITIONAL OBLIGATIONS OF PARTIES.
                ---------------------------------

                5.1 Security Deposits. Seller shall, at the Close of Escrow, prorate and turn over to Buyer a current list of all tenants and security deposits, as well as all security deposited by any tenant where not prohibited by terms of the tenant's Lease and all of the original Leases under Seller's possession or control; and in connection with the receipt thereof, Buyer will hold and apply the security deposits for the purposes set out in such tenant's Lease and indemnify Seller against any liability in connection therewith.

                5.2 Notice to Tenants. Immediately after the Close of Escrow, Seller shall notify each tenant under the Leases, in writing, of Buyer's acquisition of the Property. The notice shall set forth Buyer's address for the payment of rent (or the name of the manager who shall receive the rent on behalf of Buyer) and for giving notices and shall also recite that the tenant's security deposit, if any, has been delivered to Buyer. Buyer shall, if requested by Seller, join in the execution of such notice.

                5.3 Foreign Investors. If Seller fails to deliver the FIRPTA Certificate (as provided in Section 2.3(c)(vii)), to Buyer prior to or at the Close of Escrow, then the transaction shall be completed at the Close of Escrow, but Buyer shall withhold ten percent (10%) of the "amount realized" (as set forth in the Code of Federal Regulations) by Seller and transmit to the appropriate Internal Revenue Service Center, all in accordance with said Section 1445 of the Internal Revenue Code and the Regulations pursuant thereto. If Seller provides Buyer with such executed certificate or notice prior to or at the Close of Escrow, then no such withholding shall occur.

        6.      OPERATION OF PROPERTY.
                ----------------------

                6.1 Access to and Information Concerning the Property and Consulting. Seller shall, between the date hereof and the Close of Escrow, allow Buyer, its agents and attorneys access to the Property for purposes of inspecting the same or any part thereof at any time as they shall reasonably request, and furnish to Buyer, its agents and attorneys any and all information in Seller's control regarding the Property and its operation that Buyer, its agents and attorneys shall reasonably request from time to time.

                6.2 Leasing of the Property. Unless Seller has obtained Buyer's written approval, Seller shall not approve (i) any new leases or material amendments to existing leases and any new contracts or material amendments to existing contracts (inclusive of all service contracts which Seller may propose to enter into after the Effective Date and which would be binding on or affect the Property or any owner or tenant thereof following the Closing), and (ii) the termination or surrender of, or the assignment or subletting under, any existing Leases (other than any termination, surrender, assignment or subletting which, by the terms of the applicable Lease, Seller has no discretionary right to disapprove); provided that Buyer shall not unreasonably withhold or delay its approval of any such proposed new lease or material amendment to existing Lease or new contract or material amendment to existing contract, or any such proposed termination, surrender, assignment or subletting; and provided further that, if Buyer reasonably disapproves any such proposed new lease or material amendment to existing Leases, or new contract or material amendment to existing contract, or any such proposed termination, surrender, assignment or subletting, then prior to the Approval Date (but not thereafter), Seller shall nevertheless have the right to enter into or approve the same, as applicable, if Seller reasonably determines that failure to do so could have a material adverse effect on the value, use or operation of the Property should the transactions contemplated by this Agreement fail to close through no fault on the part of Seller, in which event Buyer shall have the right to terminate this Agreement by giving written notice to Seller prior to the later of the Approval Date or three (3) business days after Seller delivers written notice to Buyer of Seller's intention to enter into such lease, contract or amendment, or approve such termination, surrender, assignment or subletting, stating the reasons therefor. Subject to the above, Seller may continue to execute new leases or amend, terminate or accept the surrender of any existing tenancies, or approve any assignment or subletting under any Leases.

                6.3 Possession. Buyer shall have the non-exclusive right to possession of the Property as of the Close of Escrow.

        7.      TITLE AND WARRANTIES.
                ---------------------

                7.1 Seller's Representations and Warranties. Seller hereby represents, warrants and covenants as of the Effective Date as follows:

                        (a) Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Nevada.

                        (b) Seller has full power and authority to enter into and perform this Agreement in accordance with its terms; and to the best of Seller's knowledge, it has made all filings and recordings necessary to exist, operate and do business under all presently applicable Governmental Regulations and has the full and unrestricted power and authority, to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other instruments to be delivered pursuant hereto, and to perform all of its obligations under this Agreement and any other instruments to be delivered pursuant hereto..

                        (c) Except as otherwise disclosed on the Schedule of Reports and Studies attached hereto as Exhibit "T", Seller has no knowledge of any notice, order or directive of any city, county, state, or federal authority, that any work of repair, maintenance, or improvement be performed on the Property.

                        (d) Except as otherwise disclosed on the Schedules of Regulatory Compliance attached hereto as Exhibit "U" ("Regulatory Compliance") or on Exhibit "T", Seller has received no written notice from any municipal, state, or other statutory authority, any board of fire underwriters, improvement association, or architectural committee, relating to noncompliance with any applicable building code, laws, regulations or restrictions applicable to the Property that has not been corrected, or relating to any threat of impending condemnation.

                        (e) Seller has received no notice from any city, county, state or federal authority of any pending or contemplated condemnation or change of zoning affecting the Property.

                        (f) To the best of Seller's knowledge, the Rent Schedule provided is a complete and correct list of all leases, tenancies, and other rights of occupancy or use for any portion of the Property in effect on the date of this Agreement.

                        (g) To the best of Seller's knowledge, the Schedule of Service Contracts provided is a complete and correct list of all Service Contracts for the Property in effect on the date of this Agreement and which would have a binding effect following the Close of Escrow.

                        (h) Except for the completion of tenant improvements under Tenant leases which Seller is obligated to complete and for budgeted repair and maintenance for the Property, from and after the Effective Date, Seller will not authorize the Property manager to (i) perform any grading or excavation, construction, or removal of any improvements, or make any other change or improvement upon or about the Property; (ii) create or incur, or suffer to exist, any mortgage, lien, pledge, or other encumbrances in any way affecting the Property without Buyer's written approval; and (iii) commit any waste or nuisance upon the Property.

Seller will, maintain and keep the Property in neat condition and will observe all laws, ordinances, regulations, and restrictions affecting the Property and its use, until the Close of Escrow.

                        (i)     Except as otherwise disclosed on the
Environmental Disclosures attached hereto as Exhibit "V", (i) to the best of Seller's knowledge, Seller has fully complied with the Federal Resources Conservation and Recovery Act ("RCRA"), the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), and all comparable state laws, implementing federal and/or state regulations and local ordinances (hereafter "Applicable Environmental Laws") and (ii) to the best of Seller's knowledge and belief, the Property does not contain contaminants, toxic or hazardous substances or materials within the meaning of the Applicable Environmental Laws which would result in the imposition on Buyer of clean-up liability thereunder. Seller hereby discloses and Buyer acknowledges that some components of the Improvements contain lead and asbestos material.

                        (j) Except as disclosed on the schedule of pending litigation attached hereto as Exhibit "W" ("Pending Litigation"), Seller has received no written notice of any threatened litigation and to the best of Seller's knowledge, there is no litigation pending not covered by public liability insurance that might adversely affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement. Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

                        (k) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

                        (l) Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

                        (m) The term "knowledge", when used in this Agreement, shall mean only such information as has actually been communicated to, or learned by, Mark R. Preston, Andrew Galbraith, David Olson and Ray Mocarski who Seller represents are the employees or officers of Seller who are the persons most knowledgeable with respect to the matters represented and warranted herein. Seller shall not be deemed to have made any representation to Buyer regarding the accuracy, completeness, methodology or current status of any report prepared by a third party and provided to Buyer by Seller or such third party.

                        (n) The representations and warranties set forth in this Article shall be continuing and shall be true and correct on and as of the date of Close of Escrow with the same force and effect as if made at that time, and all such representations and warranties shall survive the Close of Escrow for six (6) months. If, prior to the Closing, Seller becomes aware of any fact or circumstance that would materially change a representation or warranty of Seller in this Agreement, then Seller shall promptly give written notice of such changed fact or circumstance to Buyer. If, prior to Closing, upon Seller's notice or otherwise, Buyer becomes aware of: any material failure of any condition to the obligations of Buyer to close the transactions contemplated in this Agreement; the untruth or inaccuracy of, or facts or circumstances which would change materially, any representation or warranty of Seller in this Agreement; or the failure of Seller to comply with any provision of this Agreement; then Buyer shall have the sole option of: (i) waiving such condition, breach of warranty, or breach, and proceeding to Close the transactions contemplated in this Agreement; (ii) subject to Seller's agreement and concurrence agreeing with Seller to adjust the terms of this Agreement to compensate Buyer for such change; or (iii) terminating this Agreement and receiving the return of the Deposit as Buyer's sole remedy prior to Closing.

                7.2 Buyer's Warranties. Buyer hereby represents, warrants and covenants as follows:

                        (a) Buyer is a limited partnership duly organized, validly existing and in good standing under the law of the State of Delaware, and to the best of Buyer's knowledge, has made all filings and recordings necessary to exist, operate and do business under all presently applicable Governmental Regulations and has the full and unrestricted power and authority, corporate or otherwise, to own, operate and lease its properties, to carry on its business as currently conducted and to execute and deliver this Agreement and any other instruments to be delivered pursuant hereto, and to perform all of its obligations under this Agreement and any other instruments to be delivered pursuant hereto.

                        (b) The execution, delivery and performance by Buyer of this Agreement and all other instruments required to be delivered pursuant hereto, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the due consummation of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action (all of which actions are in full force and effect), and do not: (1) require any consent or approval of any partner, lender, shareholder, creditor, investor, judicial or administrative body, Authority or other party which has not already been obtained; or (2) conflict with, or result in any breach of, or constitute a default under, any presently applicable Governmental Regulation, bond, note, or other evidence of indebtedness, or under any contract, indenture, mortgage, deed of trust, loan, lease, partnership agreement, articles of incorporation, bylaws, shareholder agreement or any other agreement or instrument to which Buyer is a party or by which Buyer or any of Buyer's properties may be bound or affected.

                        (c) Buyer's representations and warranties contained herein are and will be true and correct as of the Close of Escrow and Buyer will have duly performed its covenants herein contained.

                        (d) Buyer acknowledges that it shall inspect or has thoroughly inspected the Property and all factors relevant to its use, including, without limitation, the physical condition of the Property, including the interior and exterior, the structure, condition of soils, environmental condition, all utilities and all physical and functional aspects of the Property; all operating records, leases, documents and other material affecting the income and operation of the Property; and all matters relating to title; together with all municipal and other legal requirements such as taxes, assessments, zoning, use permits, and building codes. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS

AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1 ABOVE, INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION AND ASPECTS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE STRUCTURAL ELEMENTS, SEISMIC ASPECTS OF THE PROPERTY, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, THE SQUARE FOOTAGE WITHIN THE IMPROVEMENTS ON THE REAL PROPERTY AND WITHIN EACH TENANT SPACE THEREIN, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY'S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, (X) THE LEASES, SERVICE CONTRACTS, OR OTHER AGREEMENTS AFFECTING THE PROPERTY AND (XI) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

        8.      ASSIGNMENT.
                -----------

                8.1 Assignment by Buyer. Buyer shall have the right, exercisable in Buyer's sole and absolute discretion, to assign this Agreement and all of Buyer's rights or obligations hereunder, on any one or more occasions to an Affiliate of Buyer or a partnership, corporation or trust whose partners, shareholders or beneficiaries are a bank, life insurance company, savings and loan association, real estate investment trust, pension or welfare fund, college or university endowment fund or trust, or similar financial institution for whom Buyer's Asset Manager acts as the asset manager or investment advisor with respect to its investment in the Property. From and after each such assignment, all references herein to Buyer shall be deemed to be references to such assignee, provided, however, that such assignment shall not release the assignor from its obligations and liabilities hereunder and the assignor shall remain liable for such obligations and liabilities until such assignee completes the Closing or the assignee's performance is excused pursuant to the terms of this Agreement.

                8.2 No Other Assignment. Except as provided in Section 8.1, neither Buyer nor Seller shall assign all or any part of this Agreement or any of their rights or obligations hereunder, or any interest herein, whether by operation of law or otherwise, without the prior written consent of Seller or Buyer, as applicable, and any such assignment contrary to the terms hereof shall be null and void and of no force or effect. Except as the other party may otherwise agree in writing, in no event shall any assignment by Buyer or Seller of all or any part of this Agreement or any of their rights or obligations under this Agreement, whether before or after the Closing, release Buyer or Seller, as the case may be, from any of their respective liabilities or obligations hereunder.

        9.      BROKERAGE COMMISSIONS.
                ----------------------

                9.1 Mutual Representations. Each party represents to the other that no brokers except Morgan Stanley Realty have been involved in this transaction. Seller shall pay any commissions owed to Morgan Stanley Realty. It is agreed that if any claims for brokerage commissions or finder's fees or like payment arise out of or in connection with the transaction provided herein, and in the event any claim is made, all such claims shall be handled and paid by the party whose actions or alleged commitment form the basis of such claim. It is further agreed that each party whose actions or alleged commitment form the basis of a claim agrees to indemnify and hold harmless the other party from and against any and all claims or demands with respect to the brokerage fees or agent's commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated hereby.

        10.     NOTICES.
                --------

Any notices given under this Agreement shall be in writing and shall be served either personally or delivered by first class or express U.S. mail with postage prepaid, return receipt requested pursuant to registered or certified mail, or by nationally recognized overnight commercial courier service with charges prepaid. Notices may also effectively be given by transmittal over electronic transmitting devices if the party to whom the notice is being sent has a receiving device in its office, and provided a complete copy of the notice shall also be served either personally or in the same manner as required for a mailed notice. Notices shall be deemed received at the earlier of actual receipt or one
(1) day following deposit in U.S. mail with postage prepaid or with a nationally recognized overnight commercial courier service with charges prepaid. Notices shall be directed as follows:

           If to Seller:     American Freeholds
                             c/o Grosvenor International
                               (American Freeholds) Limited
                             One Embarcadero Center, Suite 3900
                             San Francisco, California  94111
                             Attention:  David Olson
                             Fax No:  (415) 434-2742
                             Telephone No:  (415) 434-0175
                             Email:  dolson@grosvenorcalifornia.com

                  Copy to: Greene Radovsky Maloney & Share LLP Four Embarcadero Center, Suite 4000 San Francisco, California 94111
                                    Attention:  Graham Maloney
                                    Fax No:  (415) 777-4961
                                    Telephone No: (415) 981-1400
                                    Email:  gmaloney@grmslaw.com

                  If to Buyer:      Glimcher Properties Limited Partnership
                                    20 South Third Street
                                    Columbus, OH 43215
                                    Attention:  General Counsel
                                    Fax No: 614.621.8863
                                    Telephone No: 614.621.9000 ext.343
                                    Email:  gschmidt@glimcher.com



         If to Escrow Holder        Flagler Title Company
                                    1897 Palm Beach Lakes, Ste.125
                                    West Palm Beach, FL 33409
                                    Attention:  Roger Gamblin
                                    Fax No.: 561.686.5039
                                    Telephone No.: 561.686.7611
                                    Email:  roger@flaglertitle.com


        11.     CONDEMNATION AND DESTRUCTION.
                -----------------------------

                11.1 Eminent Domain or Taking. If, prior to the Close of Escrow, any portion of the Property is taken or if the access to the Project is reduced or restricted, by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), Buyer shall have the option, in Buyer's sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than ten
(10) business days after Buyer is notified of such taking (and if necessary, the Closing Date shall be extended by the number of days necessary to provide Buyer such ten (10) Business Day period). If Buyer elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder, except the payment of title and escrow cancellation costs, which shall be borne equally by Seller and Buyer. If Buyer does not elect to terminate this Agreement, all awards for the taking by eminent domain which accrue to Seller shall be paid to Buyer and the parties shall proceed to the Closing pursuant to the terms hereof, without modification of the terms or Purchase Price of this Agreement, provided that Buyer shall accept the Property "AS IS" and "WITH ALL FAULTS" insofar only as such condemnation is concerned, and all of Seller's covenants, representations and warranties hereunder shall be deemed modified accordingly. Unless or until this Agreement is terminated, Seller shall not take any action with respect to any eminent domain proceeding without the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed.

                11.2 Fire or Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne as set forth in this Section
11.2. If, prior to the Closing, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. If such damage or destruction is "material", either Buyer or Seller shall have the option to terminate this Agreement upon written notice to the other party given not later than thirty
(30) days after receipt of Seller's notice of such damage or destruction (and, if necessary, the Closing Date shall be extended by the number of days necessary to provide Buyer such thirty (30) day period). For purposes hereof, "material" shall be deemed to be any uninsured damage or destruction to the Property in excess of Five Million Dollars ($5,000,000.00), and any insured damage or destruction to the Property where the cost of repair or replacement is estimated to be Five Million Dollars ($5,000,000.00) or more. If either Buyer or Seller elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except the payment of title and escrow cancellation charges which shall be borne equally by Buyer and Seller. If neither Buyer or Seller elects to terminate this Agreement, or if the damage or destruction is not material, this Agreement shall not terminate but Seller shall be entitled to the proceeds of any insurance maintained by or on behalf of Seller and Seller shall repair or restore the damage or destruction as soon as reasonable practical, and upon the completion of such repair or restoration the parties shall proceed to the Closing pursuant to the terms hereof without any adjustment of the Purchase Price.

        12.     DEFINED TERMS.
                --------------

                12.1 Definitions. The following terms shall have the respective meanings assigned to them:

                        (a)Additional Rental - means such sums and charges payable by the Tenant's pursuant to the Leases (other than Minimum Rent and Percentage Rent) including without limitation, expense reimbursement; operating cost pass-throughs; utility charges; common area maintenance charges; charges payable under the REA; administrative charges, real estate and privilege taxes; Roof Repair Fund and insurance cost reimbursements.

                        (b) Affiliate - means with respect to any specific entity or natural person, any firm, corporation, partnership, association, trust or other entity which is controlled by, under the common control of or subject to the control of such specific entity or natural person. For purposes hereof, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

                        (c) Authorities - means all federal, state and local governmental and quasi-governmental bodies, boards, commissions and agencies having jurisdiction over the Property including, without limitation, Tampa, Florida.

                        (d) Business Day - means the days (other than Saturday or Sunday) on which federally insured national banking associations are required to be open for business in Tampa, Florida.

                        (e) Improvements - mean, in addition to its definition in the Recital of Facts, all buildings, fixtures, structures, streets, roadways, sidewalks, walkways, parking areas, storm drainage facilities, utility systems (including sanitary sewer, natural gas, domestic and fire protection water, electrical, telephone and cable television systems) and any other facilities or improvements situated on the Real Property or constructed as part of the Improvements. The term "Improvements" also means all rights, titles and interests appurtenant to the Real Property, including rights and obligations under any REA and rights to all streets, alleys, easements and rights of way, in, on, across, in front of and abutting or adjoining the Real Property.

                        (f) Leases - means all leases, licenses, guaranty agreements, rental agreements or occupancy agreements and all amendments, modifications and supplements thereto, executed by either (i) unilaterally by Seller; or (ii) Seller and Tenant; or (iii) a third party guarantor of a Lease, relative to occupying space within the Improvements (together with all rents, issues and profits thereunder).

                        (g) Minimum Rent - means all base rent, minimum rent or basic rent payable in fixed installments for stated periods by Tenants under the Leases.

                        (h) Official Records - means the Real Property Records of Hillsborough County, Florida.

                        (i) Percentage Rent - means rentals which are expressed as a fixed percentage or percentages of the gross receipts or gross sales in excess of the stated "break point" of the Tenants under the Leases.

                        (j) Permitted Encumbrances - means and shall include (i) the Permitted Exceptions; and (ii) matters affecting the Property set forth in the Title Commitment and approved, or deemed approved, by Buyer pursuant to
Section 2.3(f).

                        (k) Personal Property - means, in addition to its definitions in the Recitals of Fact, all fixtures, food court furniture and fixtures, equipment, appliances, carpet, drapes, maintenance equipment and tools, all other machinery, landscaping, planting and foliage and furniture and personal property of every kind or character owned by the Seller and located in or on or used in connection with the Real Property or the Improvements or operations thereon, including the personal property described on the Personal Property Inventory. The term "Personal Property" shall be deemed to exclude all property owned by the Tenants and by Burdines.

                        (l) Personal Property Inventory - means the list attached as Exhibit "D".

                        (m) Proration Date - means 11:59 p.m. on the date preceding the Closing Date, such that Buyer is deemed to have owned the Property the entire day upon which the Closing occurs.

                        (n) REA - shall have the meaning set forth otherwise herein and shall also include all other agreements between the "Developer" or "Operator" thereunder and any

Burdines pertaining thereto, such other agreements to include, but not be limited to, those listed on Exhibit "B".

                        (o) Real Property - means, in addition to the definition in the Recital of Facts, the real property described in Exhibit "A" together with all and singular the rights pertaining to such real property, including, without limitation, any right, title and interest of Seller, if any, in and to all adjacent streets, roads, alleys, underground tunnels, easements, licenses, and rights-of-way, whether such property is owned or claimed by deed, limitations, or otherwise, and whether such real property is located inside or outside the metes and bounds description contained in Exhibit "A", located within the Survey.

                        (p) Rentals - means, collectively, all Minimum Rent, Additional Rentals, Percentage Rent and other sums and charges payable by the Tenants under the Lease. Rentals shall not include Security Deposits unless and until such Security Deposits are forfeited.

                        (q) Security Deposits - means all security deposits, Rentals prepaid for a period which is more than thirty (30) days in advance, access card or key deposits, cleaning fees and other deposits (plus any interest accrued thereon) paid by Tenants to Seller pursuant to the Leases.

                        (r) Title Company:

                            Chicago Title Insurance Company
                            c/o Flagler Title Company
                            1897 Palm Beach Lakes, Ste.125
                            West Palm Beach, FL 33409
                            Attention:  Roger Gamblin
                            Fax No.: 561.686.5039
                            Telephone No.: 561.686.7611
                            Email:  roger@flaglertitle.com


                        (s) Title Underwriters - cumulatively the following title insurance underwriters with their indicated amounts of title insurance coverages:

           UNDERWRITER                    AMOUNT OF COVERAGE

Chicago Title Insurance Company           $_____________ (co-insurance)
                                          $_____________    (primary liability)
_______ Title Insurance Company           $_____________ (co-insurance)
                                          $_____________ (reinsurance)
_______ Title Insurance Company           $_____________    (reinsurance)
_______ Title Insurance Company           $_____________    (reinsurance)

                12.2 Use of Defined Terms. The definitions set forth in Section
12.1 are intended to supplement and be consistent with the defined terms set forth in the Recitals of Fact and in the other Sections hereof, but in the event of any conflict between defined terms in the Recitals of Fact or the other Sections and the definitions in Section 12.1, the definitions in

Section 12.1 shall prevail. Any defined terms used in the plural shall refer to all members of the relevant class and any defined terms used in the singular shall refer to any number of members of the relevant class. Any reference to this Agreement or any Exhibits hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified or amended.

                12.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required by this Agreement to be submitted shall, unless otherwise expressly stated, be prepared in conformity with generally accepted accounting principles, applied on a consistent basis.

        13.     MISCELLANEOUS.
                --------------

                13.1 Additional Actions and Documents. Each of the parties hereto hereby covenants to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered, and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably required in order to effectuate fully the purposes, terms, and conditions of this Agreement, whether before, at, or after the Closing.

                13.2 Limitations on Benefits. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

                13.3 Cumulative Remedies. Prior to or following the Closing, each and every one of the rights, benefits and remedies provided to Buyer by this Agreement, or any instrument or documents executed pursuant to this Agreement, are cumulative, and shall not be exclusive of any other of said rights, remedies and benefits allowed by law or equity to Buyer including the right to bring an action for specific performance. From and after the Closing, each and every of the rights, benefits and remedies provided to Seller by this Agreement, or any other documents or agreements delivered at, or in connection with, the Closing shall be cumulative and shall not be exclusive of any other of said rights, remedies and benefits allowed under this Agreement or such other documents or agreements.

                13.4 Pronouns; Time. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. If any period or time set forth in this Agreement ends or occurs on a day which is not a Business Day, then such period or time shall instead end on the next immediately following Business Day.

                13.5 Exhibits. The Exhibits enumerated herein are attached hereto. When attached to this Agreement, the Exhibits are hereby made a part of this Agreement as fully as if set forth in the text hereof.

                13.6 Headings. The title and headings of the various Sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

                13.7 Invalidity. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be effected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                13.8 Attorneys' Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay the successful party all costs and expenses, including reasonable attorneys' fees, incurred hereby by the successful party, all of which may be included in and as part of the judgment rendered in such litigations.

                13.9 Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings, if any, involving this Agreement. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                13.10 Successors. All the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

                13.11 Counterparts. This Agreement may be executed in several counterparts each of which shall be an original, but all of such counterparts shall constitute one such Agreement.

                13.12 Confidentiality. Until Closing and thereafter, Buyer and its partners, attorneys, agents, employees and consultants will treat the information disclosed to it by Seller as confidential, giving it the same care as Buyer's own confidential information, and make no use of any such disclosed information not independently known to Buyer except in connection with the transactions contemplated hereby. In the event of such a termination, Buyer shall promptly return copies of all such confidential information to Seller. In addition, the parties shall agree to any press release to be issued regarding this transaction, and except as required by applicable law, neither party shall issue any such release or make any statement to the media without the other party's consent, which shall not be unreasonably withheld.

                13.13 Force Majeure. The time for performance of either Buyer's or Seller's obligations hereunder shall be extended for a period equal to any delays in the performance of that party's obligations caused by acts of God, labor disputes, strikes, weather conditions, riots, storms, delays or unavailability of supplies, breach by the Seller's contractor or subcontractors, or any other causes beyond Buyer's or Seller's reasonable control, as the case may be (collectively, "Force Majeure Events"); provided, however, lack of funds or willful acts of a party shall not constitute a Force Majeure Event hereunder. Further, it shall be a condition to any extension of the time for a party's performance hereunder that such party notify the other party within five (5) Business Days following the occurrence of the Force Majeure Event. In the event any such delays shall cause or are reasonably likely to cause the Closing Date to extend six (6) months beyond October 4, 2003, then either party shall have the right to terminate this Agreement.

                13.14 Time of the Essence. Time is of the essence in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below and is effective as of the latter.

                           SELLER:

                           AMERICAN FREEHOLDS,
                           a Nevada general partnership

                           By:     GROSVENOR INTERNATIONAL
                           (AMERICAN FREEHOLDS) LIMITED,
                           a Nevada corporation,
                           its general partner


                                        By:      /s/ David Olson
                                                 ---------------
                                        Its:     Senior Vice President
                                                 ---------------------


                                        By:      /s/ Gerry Zalkovsky
                                                 -------------------
                                        Its:     Senior Vice President
                                                 ---------------------


                           BUYER:

                           GLIMCHER PROPERTIES LIMITED PARTNERSHIP
                           a Delaware limited partnership


                           By: GLIMCHER PROPERTIES CORPORATION, a Delaware corporation, its General Partner



                                            By:      /s/ Herbert Glimcher
                                                     --------------------
                                                     Herbert Glimcher
                                                     Chairman & CEO

ESCROW HOLDER APPROVES THE ESCROW PROVISIONS AND SPECIFIC INSTRUCTIONS TO ESCROW HOLDER SET FORTH IN THE FOREGOING AGREEMENT AND AGREES TO ACT IN ACCORDANCE THEREWITH.

FLAGLER TITLE COMPANY

By:      ______________________________
Its:     ______________________________
Date:    _________________________, 2003